Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 13th day of October, 2022 (the “Effective Date”) by and between World Wrestling Entertainment, Inc. (“WWE” or the “Company”) and Frank A. Riddick (“Riddick”) and amends and restates the Employment Agreement, dated as of November 3, 2021 (the “Original Agreement”) by and between WWE and Riddick.

WHEREAS, the parties hereto desire to amend and restate the Original Agreement to set forth the terms of Riddick’s employment with WWE on an at-will basis in the capacity of President and Chief Financial Officer pursuant to the terms of this Agreement; and

WHEREAS, by signing below, Riddick accepts and agrees to the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Term/At-Will Employment.

The parties agree that the term of this Agreement is effective as of the Effective Date; however, Riddick’s employment with the Company,  commenced effective as of November 5, 2021 (the “Start Date”) and the term of this Agreement and Riddick’s employment hereunder shall remain in effect until terminated by Riddick or WWE earlier pursuant to the terms of this Agreement (the “Term”). However, Riddick’s employment shall, at all times, be on an at-will basis, so that either WWE or Riddick may terminate his employment, and this Agreement, with or without cause or reason, at any time; however, if Riddick intends to terminate his employment, he shall provide WWE with at least 60 days advance written notice. However, early termination of this Agreement shall be subject to the provisions below concerning post-termination payments to Riddick and/or reimbursements due WWE.

Section 2. Position and Duties.

(a) During the Term, Riddick: (A) shall serve as the President and Chief Financial Officer of WWE, with such responsibilities, duties and authority as are customary for such position, as from time to time may be assigned to Riddick and subject to the direction of the Chief Executive Officer; (B) shall devote his full working time attention, and energies to the business affairs of WWE; and (C) agrees to observe and comply with WWE’s rules and policies as adopted by WWE from time to time. Notwithstanding the foregoing, Riddick may manage his personal investments, be involved in charitable and professional activities (including serving on charitable and professional boards) and, with consent of the Chief Executive Officer not to be unreasonable withheld, serve on for profit boards of directors and advisory committees so long as such service does not interfere with Riddick’s obligations hereunder. WWE agrees that, during the Term, Riddick shall be permitted to retain his current board memberships with Apache Industrial Services, Inc. and Duke University’s Fuqua School of Business.

(b) During the Term, Riddick shall report directly to, and be subject to the direction of, Stephanie McMahon-Levesque, Chairwoman and Co-Chief Executive Officer, and Nick Khan, Co-Chief Executive Officer. Riddick’s base of work shall be in WWE’s Stamford, Connecticut headquarters; however, he shall also render services at such other places within or outside the United States as WWE may direct from time to time and as may be reasonably necessary to effectively fulfill his duties and responsibilities.

Section 3. Compensation & Benefits.

(a) Base Salary. Effective as of July 22, 2022, Riddick’s base salary shall be $950,000.00 per annum, less applicable taxes and withholdings, payable on a bi-weekly basis in accordance with WWE’s standard payroll practices, subject to merit adjustments within the sole discretion of WWE (“Base Salary”).

(b) Incentive Bonus. During the Term, Riddick shall also be eligible to participate in the WWE Discretionary Bonus Plan and receive a discretionary annual bonus award thereunder (“Annual Bonus”). The funding of the plan is based upon WWE’s achievement of financial and/or strategic performance measures, as determined by WWE in its discretion. The bonus pool funding can increase, decrease or be forfeited based on the level of achievement of WWE’s and/or Riddick’s personal performance measures. Effective as of July 22, 2022, the target amount of Riddick’s Annual Bonus shall be 125% of the Base Salary. For purposes of calculating Riddick’s Annual Bonus for calendar year 2022, payment of Riddick’s Annual Bonus in respect of the period beginning January 1, 2022 through July 21, 2022 shall be calculated based on a target of 70% of Riddick’s annual rate of Base Salary effective during such period  (i.e., based on the then-effective Base Salary of $850,000.00), and payment of Riddick’s Annual Bonus in respect of the period starting July 22, 2022 through December 31, 2022 shall be calculated based on a target of 125% of Riddick’s current Base Salary. The fact and amount of Riddick’s individual award will be determined based upon those factors indicated above, and again, at all times within WWE’s discretion. The bonus for any calendar year will be paid by March 15th of the subsequent calendar year. For the avoidance of doubt, except as otherwise provided herein, Riddick will not be eligible for any Annual Bonus, and no Annual Bonus or prorated Annual Bonus will be awarded, earned or payable to the extent Riddick is not employed and in good standing on the applicable bonus payment date.

(c) Sign-on Bonus.

(i) Following the execution of the Original Agreement by WWE and Riddick, Riddick received a one-time sign-on bonus in the amount of $1,000,000.00, less applicable withholding and deductions (“Sign-On Bonus”), payable in lump sum on the first payroll date following the Start Date.

(ii) However, if within the first 12-month period following the Start Date, Riddick voluntarily terminates his employment without Good Reason (as defined below), or if his employment with WWE is terminated by WWE for Cause (as defined below), then Riddick must reimburse WWE 100% of the Sign-On Bonus payment.

(iii) If, following the 12-month anniversary of the Start Date, but prior to the 24‑month anniversary of the Start Date, Riddick voluntarily terminates his employment without 2

Good Reason, or his employment with WWE is terminated by WWE for Cause, then Riddick must reimburse WWE 66% of the Sign-On Bonus payment.

(iv) If, following the 24-month anniversary of the Start Date, but prior to the 36‑month anniversary of the Start Date, Riddick voluntarily terminates his employment without Good Reason, or his employment with WWE is terminated by WWE for Cause, then Riddick must reimburse WWE 33% of the Sign-On Bonus payment.

(v) Any reimbursement due under this Section shall be paid by Riddick to WWE within ten (10) days following the termination date, and Riddick expressly authorizes WWE to deduct reimbursement due from any other sums then otherwise owed him to the maximum extent permissible by law. This authorization is reflected by Riddick’s execution of the attached Exhibit A, dated as of November 3, 2021, as it was previously attached to the Original Agreement.

(d) Relocation Expense Benefits.

(i) Riddick was required to locate to work primarily out of WWE’s Stamford office currently located at 1241 East Main Street, Stamford, CT. In addition to relocation benefits, subject to WWE’s standard Relocation Expense Reimbursement Policy, WWE provided Riddick with the following:

•

Up to 12 months of temporary housing and rental of a vehicle to be arranged for by WWE or Riddick (however, if arranged for by Riddick the cost must be pre-approved by WWE), and paid directly to the provider by WWE; and

•	Reimbursement for costs of shipment of household goods from South Carolina to New York or Connecticut upon relocation.

(ii) If within 12 months of the Start Date, Riddick voluntarily terminates employment without Good Reason or his employment is terminated by WWE for Cause, Riddick must reimburse WWE 100% of relocation costs incurred by WWE on his behalf or which were otherwise reimbursed to Riddick. Reimbursement is due WWE within 10 days following Riddick’s last day of employment, and Riddick authorizes WWE to reduce any final compensation due him to the maximum extent permissible by law to apply to any such amounts owed back to WWE. Accordingly, Riddick’s execution of the attached Exhibit A is intended to cover this reimbursement as well.

(iii) Riddick hereby acknowledges that most relocation expenses including temporary housing are considered ordinary income according to IRS regulations and will be added to Riddick’s taxable income on Riddick’s W-2 at year-end. Riddick understands and acknowledges that Riddick is responsible for all taxes associated with this additional income and to obtain his own tax reporting advice in connection with this benefit, as well as with all other compensation and benefits provided Riddick under this Agreement. Furthermore, all reimbursement is conditioned on Riddick’s submitting to WWE all appropriate receipts and any other documentation requested by the WWE within thirty (30) days of the expense being incurred by Riddick.

(e) WWE Equity.

(i) As a material inducement for Riddick to accept employment with WWE, Riddick was granted on the Start Date a Sign-On Inducement Grant of restricted stock units (“RSUs”) of Class A Common Stock of WWE valued at $5,000,000 (the “RSU Award”). The number of shares for the RSUs was calculated using the average closing price of Class A Common Stock of WWE on the NYSE for the 30 days prior to the Start Date. The RSU Award is all times subject to and governed by the terms of WWE’s Omnibus Incentive Plan (“OIP”) and the applicable award agreement, which provides for claw-back and recovery of vested amounts due to accounting restatements, violations of WWE’s corporate policies or any breaches of the restrictive covenants contained in the award agreement, the terms of this Agreement, or of any other agreement between Riddick and WWE. The RSU Award (less applicable taxes and other deductions required by law) will vest in equal installments over four years beginning on June 30, 2022. The RSUs, as well as future shares, may also be subject to WWE’s stock ownership guidelines, and at all times, all other terms and conditions of Riddick’s eligibility for equity shall be governed by the OIP.

(ii) During the Term, Riddick will also be eligible to participate in future stock programs that are offered to other key executives of WWE, including the Performance/Restricted Stock (PSU/RSU) program, at all times subject to WWE management’s and the Compensation and Human Capital Committee’s discretion. Further, all other terms and conditions of Riddick’s eligibility for equity shall be governed by the OIP and any applicable award agreements entered into thereunder. Effective as of calendar year 2023, Riddick’s equity grant shall have an annual target grant date value of $2.4 million.

(iii) Except as otherwise provided in the applicable award agreement and Section 4 herein, if Riddick voluntarily terminates his employment with WWE for any reason, or his employment with WWE is terminated by WWE for any reason, then any and all unearned or unvested WWE equity as set forth above shall be forfeited as of the last day of employment.

(f) Other Benefits.   During the Term, Riddick will be eligible for full company benefits on the first day of the month coincident or following his date of hire. WWE benefits include (but are not limited to): medical, dental, life and disability. Riddick will be automatically enrolled in WWE’s 401k plan at 3%. Should Riddick elect to opt out of the 401k auto-enrollment, please call Fidelity at 1-800-835-5097, after receipt of their confirmation letter. Subject to statutory limits, WWE currently matches to the 401k fifty percent (50%) of contributions up to six percent (6%) of salary. This match is subject to a one-year vesting and may be changed by WWE at any time within WWE’s sole discretion. As with all other employee benefits, these benefits are subject to change or deletion at any time within WWE’s discretion and without any particular advance notice.

(g) Paid Time Off.   During the Term, Riddick shall be entitled to four (4) weeks of paid vacation and three (3) paid personal days annually.  Vacation and personal leave accrual and use shall be subject to WWE’s policies as such policies may exist and/or be amended from time to time.

(h) Travel.   WWE will pay or reimburse, subject to and in accordance with its expense reimbursement/business travel policies, Riddick for reasonable and documented travel expenses incurred by Riddick in traveling between South Carolina and New York or Connecticut in performance of his duties, including personal air travel costs to and from the New York City area or Connecticut up to three weekends per month and holidays, and, to the extent reasonably necessary during the current COVID-19 pandemic or due to other extenuating circumstances, private air travel may be authorized for this purpose in advance by the Chief Executive Office from time to time. Riddick will be permitted to fly business class.    In addition, when the Company’s aircraft is not in use for business purposes, the aircraft may be used for the personal travel of Riddick and members of his immediate family and their invited guests. For any personal use of the aircraft in accordance with this Section, Riddick shall pay amounts which cover all incremental cost(s) that otherwise would result to the Company from such use.

Section 4. Payments Upon Termination of Employment.

(a) Termination of Employment Without Good Reason, For Cause, Death or Disability.  If, prior to the end of the Term, Riddick’s employment is terminated by Riddick without Good Reason, by WWE for Cause, due to Riddick’s death or due to Riddick’s Disability, with the sole exception of any accrued but unpaid Base Salary and any benefits to which Riddick may be entitled under any applicable plans and programs of WWE as of the termination date  (the “Accrued Benefits”), no payments upon termination will be due Riddick under this Agreement. Notwithstanding the foregoing, if, prior to the end of the Term, Riddick’s employment is terminated by WWE due to Riddick’s death or due to Riddick’s Disability, subject to Section 4(d) below, Riddick will be entitled to acceleration and 100% vesting of the RSU Award.

(b) Termination of Employment Without Cause or For Good Reason Absent a Change in Control.  If, prior to the end of the Term, Riddick’s employment is terminated by WWE without Cause or by Riddick for Good Reason, in either case, absent a Change in Control, WWE will provide Riddick with the following benefits (which, for the avoidance of doubt, shall be in lieu of, and not in addition to, any benefits provided under the WWE Severance Policy attached hereto as Exhibit B, except as provided in clause (iii) below), subject to Section 4(d) below:

(i) The Accrued Benefits;
(ii) a lump sum payment in an amount equal to one (1) times the sum of Riddick’s then current Base Salary and Annual Bonus at target performance for the year in which the termination occurs;

(iii) a lump sum payment in an amount equal to the prorated portion of the Annual Bonus Riddick would have otherwise earned for the year in which such termination occurs based on the number of days during such year in which Riddick was employed

(iv) subject to Riddick’s timely election in accordance with the Consolidated Omnibus Reconciliation Act, as amended (“COBRA”) and continued eligibility, continued coverage for Riddick and any eligible dependents under WWE’s group health insurance coverage in accordance with the WWE Severance Policy; and

(v) acceleration and 100% vesting of the RSU Award.

(c) Termination of Employment Without Cause or For Good Reason In Connection with a Change in Control.  If, prior to the end of the Term, Riddick’s employment with WWE is terminated by WWE without Cause or by Riddick for Good Reason, in either case, on the date of or within the two (2) year period following a Change in Control (as defined below) (each such termination of employment, a “Qualifying CIC Termination”), WWE will provide Riddick with the following benefits (which, for the avoidance of doubt, shall be in lieu of, and not in addition to, any benefits provided under the WWE Severance Policy), subject to Section 4(d) below:

(i) the Accrued Benefits;
(ii) a lump sum cash payment equal to one and a half (1.5) times his then-current Base Salary, payable on the sixtieth (60th) calendar day following the Qualifying CIC Termination;

(iii) a lump sum cash payment equal to one and a half (1.5) times Riddick’s target Annual Bonus opportunity for the year in which the Qualifying CIC Termination occurs, payable on the sixtieth (60th) calendar day following the Qualifying CIC Termination;

(iv) an Annual Bonus payment for the year in which the Qualifying CIC Termination occurs with the amount of such bonus, if any, based on actual performance, prorated for the portion of the calendar year that has lapsed prior to the Qualifying CIC Termination and payable in accordance with WWE’s standard practices regarding Annual Bonus payments;

(v) acceleration and 100% vesting of all then-outstanding equity awards, including without limitation, all special grants previously made to Riddick, and for any performance awards that have not previously vested, (x) any payout in respect of performance criteria that have not yet been attained as of the date of the Qualifying CIC Termination for any incomplete award period shall be determined based on 100% of target-level achievement and (y) any payout in respect of performance criteria that have been attained as of the date of the Qualifying CIC Termination for any incomplete award period shall be determined based on actual performance as of the date of such Qualifying CIC Termination in accordance with the terms and conditions of the applicable award agreement for such performance award; and

(vi) subject to Riddick’s timely election in accordance with COBRA and continued eligibility, continued coverage for eighteen (18) months following the Qualifying CIC Termination (or until Riddick becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) (the “CIC COBRA Benefit Period”) for Riddick and any eligible dependents under WWE’s group health insurance coverage in which Riddick and any such dependents participated in immediately prior to the date of the Qualifying CIC Termination, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for Riddick thereunder as of immediately prior to the date of Riddick’s termination of employment; provided that such coverage shall not be provided in the event WWE would be subject to any excise tax under Section 4980D of the Internal Revenue Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time) or to the extent not permitted by other applicable law, and in lieu of providing the coverage described above, WWE shall instead pay to Riddick a monthly cash payment in an amount equal to the portion of the monthly COBRA premiums WWE would have paid during the CIC COBRA Benefit Period, after taking into account any active employee cost-sharing or similar provisions in effect for Riddick, with such monthly payment being made on the last day of each month of the remainder of the CIC COBRA Benefit Period.

(d) Separation Agreement Requirement.  Payments described in Sections 4(b) and (c) above (other than the Accrued Benefits) are conditioned on Riddick’s execution of a standard separation agreement, which shall contain, among other provisions, a full release and waiver of claims or potential claims against WWE as therein defined, a confidentiality and non-disparagement provision and re-affirmation of all other post-employment obligations by Riddick, in the form provided by WWE, which separation agreement must be executed and irrevocable by the deadlines set by then applicable laws, but no later than the sixtieth (60th) day following the effective termination of employment, whichever is less.  Any payments or benefits otherwise payable during such period will accrue and be paid, without interest, on the first payroll date following such sixty (60)-day period.

(e) Definitions.

(i) “Cause” for purposes of this Agreement shall mean: (A) the Chief Executive Officer’s determination that Riddick failed to substantially perform his duties listed in Section 2(a) (other than any such failure resulting from Riddick’s disability) which is not remedied within 30 days after written receipt of written notice from WWE specifying such failure; (B) the Chief Executive Officer’s reasonable determination that Riddick failed to carry out, or comply with, in any material respect, any lawful and reasonable directive of WWE consistent with the terms of this agreement, which is not remedied within 30 days after receipt of written notice from WWE specifying such failure; (C) Riddick’s conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or (D) Riddick’s commission of an act of fraud, embezzlement misappropriation, willful misconduct or breach of fiduciary duty against the Company.

(ii) “Change in Control” for purposes of this Agreement shall mean the occurrence of any of the following; provided, however, that a “Change in Control” shall have any “Change in Control” or similar definition contained in Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) in any instance in which amounts are paid under a compensation agreement as a result of a Change in Control and such amounts are treated as deferred compensation under Code Section 409A:  (A) the acquisition in one or more transactions, other than from WWE, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Exchange Act”)), other than WWE, a WWE subsidiary or any employee benefit plan (or related trust) sponsored or maintained by WWE or a WWE subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of WWE securities aggregating 30% or more of the vote of all voting securities; (B) any change in the composition of the Board of Directors of WWE (the “Board”) within a 24-month period that results in more than fifty percent (50%) of the independent members of the Board consisting of persons other than (x) those persons who were independent members of the Board at the beginning of such 24-month period and/or (y) persons who were nominated for election as independent members of the Board at a time when more than fifty percent (50%) of the Board consisted of persons who were independent members of the Board at the beginning of such 24-month period; provided, however, that any person nominated for election by the Board, more than fifty percent (50%) of whom consisted of persons described in clauses (x) and (y), shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in (x); (C) the consummation (i.e. closing) of a reorganization, merger or consolidation involving WWE, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the beneficial owners of WWE’s common stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than seventy percent (70%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of WWE’s common stock and outstanding voting securities immediately prior to such reorganization, merger or consolidation; (D) the consummation (i.e. closing) of a sale or other disposition of all or substantially all of the assets of WWE, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the beneficial owners of WWE’s common stock immediately prior to such sale, beneficially own, directly or indirectly, more than sixty percent (60%) of both the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the entity purchasing such assets in substantially the same proportion as their ownership of WWE’s common stock and outstanding voting securities immediately prior to such sale or disposition; (E) the consummation of any transaction described in (A) or (C) above, following which Vincent K. McMahon and his family (as defined in Section 267(c)(4) of the Internal Revenue Code) retain beneficial ownership of voting securities of, as applicable, WWE, its successor or the ultimate parent corporation or other entity of the chain of corporations or other entities which includes WWE or its successor, representing voting power that is less than that of any other individual, entity or group; or (F) a complete liquidation or dissolution of WWE.

(iii) “Disability” for purposes of this Agreement shall be defined as Riddick’s inability to perform the material responsibilities of his position with or without reasonable accommodation for a consecutive period of ninety (90) days in any one year period, or for a non-consecutive period of one hundred twenty (120) days in any one year period.

(iv) “Good Reason” for purposes of this Agreement shall mean, without Riddick’s prior written consent: (A) a reduction in Base Salary and/or target compensation; (B) a material change of title, authority, duties or responsibilities; (C) an adverse change in the reporting structure applicable to Riddick (i.e., a requirement that Riddick is required to report to any person(s) other than Stephanie McMahon-Levesque and/or Nick Khan) in his, her or their capacity (ies) as Chief Executive Officer and/or co Chief Executive Officers; (D) a material breach by WWE or the successor of the terms and conditions of any employment or other compensation agreement with Riddick; or (E) the failure to obtain an agreement from any successor to assume and agree to perform all equity and other compensatory agreements in the same manner and to the same extent as would be the case if no change had occurred (unless such assumption occurs by operation of law).  Notwithstanding the foregoing, in the event Riddick asserts that one of the foregoing reasons exists for potential termination of employment, Riddick shall first provide WWE written notice specifying the nature of the reason and WWE will have at least thirty (30) days to cure or remedy the situation.  If Riddick has not terminated employment within ninety (90) days after the occurrence of such Good Reason situation or event that has not been cured or remedied by WWE, Riddick will be deemed to have waived the right to terminate on the basis of Good Reason with respect to the situation or event giving rise to Good Reason.

Section 5. Conditions of Employment.

(a) Further, Riddick’s continued employment shall be conditioned on: (i)  Riddick’s execution of this Agreement without modification; (ii) continued compliance with the terms of the attached Exhibit A previously executed by Riddick; (iii)  continued compliance with the Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit C; and (iv)  continued compliance with WWE’s Intellectual Property Release & Waiver, Conflict of Interest and Code of Conduct, Email Acceptable Use Guidelines, Equal Opportunity and Non-Harassment Policy, Employee Handbook Policy, Policy Prohibiting Insider Trading, Social Media Policy, and Fitness Center Waiver of Liability agreements, in each case, previously executed by Riddick.

(b) WWE hereby notifies Riddick pursuant to federal law that: (1) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(c) The portions of any current or future WWE Severance Policy relating to the amount of severance payments shall not apply to this Agreement, and Riddick acknowledges that any post‑termination payments due him are only those payments specifically provided for under this Agreement.

Section 6. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of the State of Connecticut. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. This Agreement, together with the attachments and documents referenced herein, supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c) Successors and Assigns. WWE’s rights under this Agreement may, without Riddick’s consent, be assigned by WWE, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of WWE. WWE will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of WWE expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that WWE would be required to perform it if no such succession had taken place. Riddick may not assign any of his rights and/or obligations under this Agreement without the prior written consent of WWE, and any such attempted assignment by Riddick without the prior written consent of WWE will be void.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Connecticut without regard to its conflicts of law rules.
(e) Jurisdiction and Venue.

(i) Riddick irrevocably and unconditionally submits, for himself and his property, to the exclusive jurisdiction of the U.S. District Court for the District of Connecticut and the State Courts of Connecticut for any action or proceeding arising out of or relating to this Agreement.

(ii) The parties agree that the mailing by certified or registered mail, return receipt requested to both: (A) the other party; and (B) counsel for the other party, of any notice required under this Agreement, or of any process required by any such court, shall constitute valid and lawful notice or service of process against them, as applicable, without the necessity for service by any other means provided by law. Notwithstanding the foregoing, if and to the extent a court holds such means to be unenforceable, each of the parties’ respective counsel shall be deemed to have been designated agent for service of process on behalf of its respective client, and any service upon such respective counsel effected in a manner which is permitted by applicable law shall constitute valid and lawful service of process against the applicable party.

(f) Taxes; Section 409A Compliance. All payments under this Agreement or under any other WWE arrangement will be subject to applicable taxes and withholdings. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall WWE be liable for any additional tax, interest or penalty that may be imposed on Riddick by Code Section 409A or damages for failing to comply with Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of nonqualified deferred compensation subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from WWE and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with WWE under Treasury Regulation Section 1.409A-1(h)(3), and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if Riddick is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B)(i), then the following shall apply: (i) with regard to any payment that is considered nonqualified deferred compensation subject to Code Section 409A, as determined by WWE in its sole discretion, and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of: (A) the expiration of the six (6)-month period measured from the date of Riddick’s  “separation from service”; and (B) the date of his death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Riddick in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, Riddick’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Riddick and a duly authorized representative of WWE, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ACCEPTED AND AGREED:

/s/  FRANK A. RIDDICK III_________
 Frank A. Riddick

WORLD WRESTLING ENTERTAINMENT, INC.

By: /s/ STEPHANIE MCMAHON

     Stephanie McMahon

     Chairwoman & Co-CEO

and

By: /s/ MAN JIT SINGH

     Man Jit Singh

     Chair of Compensation and Human Capital Committee

EXHIBIT A

This Exhibit A concerns a Sign-On Bonus and relocation expense benefits being conferred as set forth in the Employment Agreement between the undersigned and WWE made effective November 5, 2021 to which it is attached. The Employment Agreement further sets forth conditions under which I am obligated to reimburse WWE for payments conferred under those provisions. In the event a reimbursement obligation is triggered pursuant to the Employment Agreement, I hereby authorize and direct WWE, to the fullest extent allowed by law, to withhold the maximum amount permitted toward such reimbursement due WWE from any remaining compensation of any type then due me. If there is any remainder due WWE, I will pay such remaining portion also pursuant to the Employment Agreement.

I understand and agree to the terms of this Exhibit A to the Employment Agreement, that I have signed this Exhibit A voluntarily and have had the opportunity to confer with legal counsel of my choice before signing it.

/s/ FRANK A. RIDDICK
Frank A. Riddick
Date: November 3, 2021

A-1

EXHIBIT B

WWE, INC. SEVERANCE POLICY

1.	Purpose:

1.1 In the event of an involuntary termination of employment due to a reduction in force, reorganization/restructuring, job elimination, or an involuntary termination of employment for reasons other than “cause” as defined below, WWE will provide severance benefits to the affected employee(s) in accordance with this severance policy (the “Policy”).  This Policy is effective as of March 24, 2014, and, with the exception of §4.4, below, it hereby supersedes and replaces any and all prior severance policies of the Company or representations of said policy’s severance amounts set forth in prior offer letters. This Policy shall be administered by the Company’s General Counsel or his/her delegate (the “Administrator”).

2.	Eligibility:

2.1 This Policy, which is intended to serve as the plan document as well as the summary plan description for the Policy, applies to all exempt and non-exempt, full-time employees of WWE or a subsidiary of WWE listed on Schedule A hereto (WWE and such subsidiaries collectively referred to in this Policy as “WWE” or the “Company”), which Schedule may be updated from time to time by the Administrator (as that term is defined below).  Part-time employees who work a minimum of thirty (30) hours per workweek on a regular, scheduled basis will also be eligible to receive severance as set forth herein.

2.2 In order to be eligible for severance under this Policy, an employee must have completed twelve (12) continuous months of service with the Company.

2.3 Except in extraordinary circumstances to be determined within the sole discretion of the Administrator, benefits under this Policy will not be provided with respect to terminations of employment for reasons not listed in the “Purpose” Section above.  For instance, but without limitation, severance will not be provided where the termination of employment is due to death, disability, voluntary resignation, retirement or “cause” (as that term is defined below).

3.	Termination for Cause
3.1 For purposes of this Policy, “cause” shall be determined by the Administrator, in its sole and absolute discretion, and shall be defined as follows:

a.	Theft or inappropriate removal or possession of property or any other act of fraud, embezzlement or dishonesty;

b.	Falsification of records;
c.	Possession, distribution, sale, transfer, or use in the workplace, or working under the influence of, alcohol or illegal drugs;
d.	Fighting or threatening violence in the workplace;
e.	Insubordination or other disrespectful conduct;
f.	Misuse or improper conduct leading to damage of employer-owned or vendor- owned property;
g.

Conviction of (or plea of guilty or no contest to) a crime that relates to and/or concerns the employee’s job functions, commission of a crime in the workplace, including at Company sponsored functions, or conviction of (or plea of guilty or no contest to) any felony;

h.	Sexual or other harassment, discrimination or retaliation which is unlawful and/or which violates Company policy;
i.	Possession of dangerous or unauthorized materials, such as, for example, explosives for firearms, in the workplace, including at Company sponsored functions;
j.	Unauthorized disclosure of confidential or sensitive business information and/or any violation of Confidentiality agreement(s) executed by the employee;
k.	Violation of safety rules or of any provision of the Company Code of Conductor Conflict of Interest policies;
l.	Violation of any personnel policies of the Company or of any other Company workplace policy or procedure; and
m.

Sub-standard job performance determined to rise to the level of constituting “cause” in the sole discretion of the Administrator, the applicable Department head, the Senior Vice President of Human Resources and the Chief of Staff, Chairman’s Office, provided that the Company gave the employee at least one written warning, including a description of the sub-standard job performance, and further provided that the Company provided the employee with at least a fifteen business day period in which to cure the unsatisfactory job performance, if such performance was capable of being cured.

n.	Such other conditions or events that the Administrator, in its sole, good faith discretion, determines to constitute cause for termination of employment

3.2 At all times, it is within the sole discretion of the Administrator to determine whether the employee’s termination of employment has been for “cause” as defined above, or otherwise whether this Policy applies to any particular termination.

3.3 In addition, if a former employee who is determined to be eligible for benefits under this Policy is later determined by the Administrator to have engaged in conduct which, if known at the time, could have subjected such employee to termination based on “cause” as defined herein, or if such former employee breaches any obligation to the Company or otherwise causes harm to its business operations or reputation, then no further benefits will be paid to such former employee, and the Company will be entitled to immediate repayment of any and all severance benefits that were previously paid to such former employee, plus any and all costs and attorneys’ fees incurred by the Company in recouping such amounts.

4.	Severance Amount:

4.1 The amount of the severance is based on length of employment with WWE.  An employee eligible for severance under this Policy shall receive a severance amount equal to four (4) weeks of the employee’s base salary for each full year of service that the employee has worked at the Company.  Notwithstanding the foregoing, the minimum severance amount under this Policy shall be four (4) weeks of base salary and the maximum severance amount under this Policy shall be fifty-two (52) weeks of base salary.  Severance is calculated on base pay only (i.e., straight time wages excluding overtime, commissions, bonuses, other incentive compensation and benefits) and employees will typically receive severance as a salary continuation benefit (continued payments on scheduled paydays beginning when the separation agreement referenced below is effective).  The period of time during which severance is paid is referred to hereinafter as the “Severance Period.”

4.2 During the Severance Period, eligible employees who are covered by WWE’s group health insurance coverage at the time of their termination from employment and elect to continue their coverage in accordance with COBRA will be required to pay only the employee share of the applicable monthly premium in order to continue such group health insurance coverage.  Such group health insurance coverage shall be on the same terms as were in place at the time of the employee’s termination, including, without limitation, in connection with the percentage of the employee’s contribution to the cost of such premiums, but shall be subject to change from time to time during the Severance Period if and when such terms change for then current WWE employees.  At the conclusion of the Severance Period, the employee shall be entitled at his/her own expense to continue coverage pursuant to COBRA or any applicable successor legislation.  No cash equivalent will be paid if an eligible employee declines such continued coverage for any reason.  Notwithstanding the foregoing, an employee shall not be eligible for the above-described COBRA arrangements if the employee is eligible for group health insurance coverage through other employment.

4.3 An employee participating in WWE’s discretionary bonus program at the time of his or her termination, and only in the event the employee is not terminated prior to July 1 of the calendar year in which such termination is made effective, will also be eligible to receive a pro-rated bonus payment subject to the following rules.  This bonus payment shall be determined by WWE at the standard time that it determines then active employee bonuses, and payable at the standard time, and using the same factors which would otherwise be applied if the employee remained employed through that calendar year.  That bonus amount, if any, will then be pro-rated to the date of the employee’s last day of employment.  The employee will be advised of the applicable individual performance rating that will be applied prior to the execution of any release and waiver agreement referenced herein.

4.4 Executive officers (senior vice presidents and above) with individual agreements which provide for severance will continue to be eligible to receive severance benefits under said individual agreements, unless the severance applicable under this Policy exceeds the amount of severance payable under such individual agreement, in which case the individual will receive the severance benefits payable hereunder in lieu of receiving the severance under the individual agreements.  A schedule of the names of said senior officers shall be maintained by Human Resources.

5.	Conditions to Receipt of Severance:

5.1 All severance offered under this Policy will be expressly conditioned on the employee’s execution of a written separation agreement that includes, at a minimum, a full and irrevocable release and waiver of any and all claims and potential claims of employee, along with other standard provisions in a form acceptable to WWE.

6.	Additional Terms:

6.1 Like all other policies, WWE reserves the right to revise or terminate this Policy at its discretion and without advance notice.  Also as with all other policies, nothing in this Policy shall be interpreted as altering the at-will status of employment, nor as creating a contract, express or implied.  This Policy will at all times be entirely unfunded and no employee will have any interest in any particular asset of the Company by reason of any right to receive benefits under this Policy and any such employee will have only the rights of a general unsecured creditor of the Company with respect to any rights under this Policy.  This Policy will be governed by and enforced in accordance with the laws of the State of Connecticut, except to the extent such laws are preempted by Federal law, including ERISA.

7.	Tax Provisions:

7.1 All benefits provided under this Policy will be subject to any required Federal, state and local tax withholding and deductions.  This Policy and any severance benefits payable under it are intended to be exempt from or, if not exempt, to otherwise comply with Section 409A of the Internal Revenue Code of 1986, where applicable, and will be interpreted and applied in a manner consistent with that intention.  Notwithstanding any provision of this Policy to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A and payable on account of an employee’s “separation from service” (as defined in Section 409A and the related regulations), such payment will be delayed for a period of six months after the employee’s separation date (or if earlier within thirty (30) days of the employee’s date of death following the date of such separation) if the employee is a “specified employee” (as defined in Section 409A and the related regulations) of the Company, as determined in accordance with the regulations issued under Section 409A and the procedures established by the Company. Notwithstanding the foregoing, this provision will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A1(b)(4), (ii) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A.  Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of a payment of amounts or benefits under the Policy upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of this Policy, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service.  For purposes of Section 409A of the Code, each payment made under this Policy will be designated as a “separate payment” within the meaning of the Section 409A.

8.	Administration:

8.1 The Administrator will be empowered to construe and interpret the provisions of the Policy and to perform and exercise all of the duties and powers granted to it under the terms of the Policy, including the determination of benefits payable hereunder.  The Administrator may adopt such rules and regulations for the administration of the Policy as are consistent with the terms hereof.  All interpretations and decisions made (both as to law and fact) and other action taken by the Administrator with respect to the Policy will be conclusive and binding upon all parties having or claiming to have an interest under the Policy.  Not in limitation of the foregoing, the Administrator will have sole discretion and authority to decide any factual or interpretative issues that may arise in connection with its administration of the Policy (including without limitation any determination as to claims for benefits hereunder), and the Administrator’s exercise of such authority shall be conclusive and binding on all affected parties.  Notwithstanding the foregoing, for purposes of ERISA, the Administrator will be the “named fiduciary” of the Policy.

9.	Claims and Review:
9.1 All inquiries and claims respecting the Policy must be made in writing and directed to the Administrator, or the Administrator’s designee.

a.

In the case of a claim respecting a benefit, a written determination allowing or denying the claim shall be furnished to the claimant within forty-five (45) days following receipt of the claim.  A denial or partial denial of a claim shall be dated (the “Determination Date”) and signed by WWE and shall clearly set forth the following information:

(i) the specific reason or reasons for the denial;
(ii) a specific reference to pertinent Policy provisions on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv) an explanation of the claim review procedure.

If no written determination is furnished to the claimant within forty-five (45) days after receipt of the claim, then the claim shall be deemed denied and the forty-fifth (45th) day after such receipt shall be the Determination Date.

b.

A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Administrator within sixty (60) days after the Determination Date.  The Administrator shall then appoint one or more persons who shall conduct a full and fair review.  As part of such review, the claimant shall have the right:

(i) to be represented by a spokesman;
(ii) to present a written statement of facts and of the claimant’s interpretation of any pertinent document, statute or regulation; and

(iii) to receive a written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific reference to pertinent Policy provisions on which the decision is based.

9.2 A decision shall be rendered no more than thirty (30) days after the request for review, except that such period may be extended for an additional thirty (30) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension.  The Administrator may appoint any person or persons, whether or not connected with the Company, to review a claim.  All applicable governmental regulations regarding claims and review shall be observed by the Company in connection with its administration of this Policy.

10.	Statement of ERISA Rights
10.1 Employees are entitled to certain rights and protections under ERISA. ERISA provides that all employees eligible to participate under the Policy shall be entitled to:

1.	Examine, without charge, at the Company’s corporate office, all documents relating to this Policy, including this document.

2.	Obtain copies of these documents and other Policy information upon written request to the Company. The Company may make a reasonable charge for the copies.

10.2 In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of this Policy.  The people who operate the Policy, called “fiduciaries,” have a duty to do so prudently and in the interest of eligible employees.

10.3 Neither the Company nor any other person may discriminate against an employee in any way to prevent him or her from obtaining benefits or exercising his or her rights under ERISA.

10.4 If a claim for benefits is denied in whole or in part, an eligible employee must receive a written explanation of the reason for the denial.  The employee has the right to have the Company review and reconsider the employee’s claim.

10.5 Under ERISA, there are steps an eligible employee can take to enforce the above rights.  For instance, if an eligible employee requests materials from the Company and does not receive them within 30 days, the employee may file suit in a Federal Court.  In such a case, the Court may require the Company to provide the materials and pay up to $110 a day until they are received, unless they were not sent because of reasons beyond the Company’s control.  If an eligible employee has a claim for benefits which is denied or not processed, in whole or in part, the employee may file suit in a State or Federal Court.  If it should happen that the Policy’s fiduciaries misuse the Policy’s assets (if any), or an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a Federal Court.  The Court will decide who should pay the court costs and legal fees.  If the employee is successful, the Court may order the person who was sued to pay these costs and fees.  If the employee loses, the Court may order the employee to pay these costs and fees if, for example, it finds the employee did not have sufficient grounds for a claim.

10.6 If an employee has any questions about this Statement or about his or her rights under ERISA, the employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or at 200 Constitution Avenue, N.W., Washington, D.C. 20210.  An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Plan Information

a.	Plan Name:	WWE, Inc. Severance Policy
b.	Plan Sponsor:	WWE, Inc. 1241 East Main Street Stamford, CT 06902 (203) 352-8600
c.	EIN:	04-2693383
d.	Plan Administrator:	General Counsel WWE, Inc. 1241 East Main Street Stamford, CT 06902 (203) 352-8600
e.	Plan Type:	Employee welfare benefit plan
f.	Agent for Legal Process	Plan Administrator and Plan Sponsor
g.	Plan Number:	Two (2)
h.	Plan Year End:	December 31
i.	The Policy is not covered by the Pension Benefit Guaranty Corporation

Schedule A:

WWE Studios, Inc.

EXHIBIT C

NON-DISCLOSURE, NON-COMPETITION and
NON-SOLICITATION AGREEMENT (“Agreement”)

In further consideration of World Wrestling Entertainment, Inc.’s (“WWE” or the “Company”) employment and continuing employment of Frank A. Riddick (“Employee”), and for other good and valuable consideration, receipt of which is hereby acknowledged by the Employee, Employee further acknowledges and agrees as follows:

Access to Confidential Information: Employee understands and acknowledges that, in his position of EVP / Chief Financial Officer of WWE, and/or in any future position, the Company will furnish, disclose, or make available to him Confidential Information (as defined below) related to the business of the Company, which includes unique and specialized information. Employee further acknowledges that such Confidential Information has been developed and will continue to be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information could be used by Employee to compete with the Company. Employee also acknowledges that if he becomes employed or affiliated with any competitor of WWE and acts or intends to act in violation of his obligations in this Agreement, there shall be a rebuttable presumption that it is inevitable that he would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while Employee is employed by the Company, he will be introduced to individuals and entities with important relationships to the Company. Employee acknowledges that any and all “goodwill” created through such introductions belongs exclusively to WWE, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any contractors, vendors, suppliers or any other business relationships of WWE.

Definition of Confidential Information: For purposes of this Agreement, “Confidential Information” includes, without limitation, WWE’s client/vendor/talent lists, its trade secrets, story lines, plot plans, scripts, any confidential, private, personal or privileged information about (or provided by) any of WWE’s officers, directors, employees, contractors, principals, agents, representatives, or assigns (“WWE Parties”), WWE talent or independent contractors, WWE clients or prospective or former clients, information concerning any of WWE’s or the WWE Parties’ business or financial affairs, including its/their books and records, commitments, procedures, plans and prospects, products developed by WWE or current or prospective transactions or business of WWE, marketing plans or strategies, and any “inside information.”

Non-Disclosure of Confidential Information: Employee acknowledges and agrees that he shall not, during his employment (except with pre-authorized Company executives on a strict “need to know basis”), or at any time after his termination from employment, whether voluntary or involuntary, directly or indirectly, disclose, divulge, or discuss with any individual, entity, company, association, or any other third party, the Confidential Information, or make use of Confidential Information in any manner inconsistent with the best interests of the Company while employed, or in any manner whatsoever after the termination of his employment. Notwithstanding the provisions of this section, Employee may disclose Confidential Information: (a) as compelled by law, judicial process, or any governmental agency of competent jurisdiction, in which event

Employee shall provide the Company within one (1) business day a copy of such request and shall not, unless prohibited by law, disclose or provide any Confidential Information prior to providing such notice to the Company, and shall thereafter cooperate with the Company in complying therewith; (b) where the information is publicly available, unless it has become publicly available by Employee in breach of this Agreement; and (c) where necessary in the ordinary course of business internally within the Company or otherwise as authorized by the Company in advance of such disclosure.

Return of Confidential Information: Employee shall not retain copies of any Confidential Information or documents containing Confidential Information without consent of the Company at any time. Further, upon termination of his employment, whether voluntary or involuntary, Employee shall return all Confidential Information including, without limitation, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same. Nothing herein contained shall prevent Employee from retaining copies of documents reflecting his personal data, including copies of this Agreement, his employment agreement to which this Agreement is attached (“Employment Agreement”), or other agreements between him and the Company, his compensation, and/or benefits conferred during his employment.

Non-Competition/Non-Solicitation: Employee recognizes and acknowledges the competitive and proprietary aspects of the business of the Company, as well as the significant expenditure of time and money in creating, developing and marketing its intellectual property and/or products. Employee further recognizes and acknowledges the significant expenditure of time and money in developing and securing the Company’s business relationships and good will in the markets in which the Company participates.

Employee therefore agrees that, during his employment and for twenty-four (24) months following the termination of his employment, whether voluntary or involuntary, he shall not, for any reason whatsoever in the absence of the Company’s prior written consent:

(A)Whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company. For purposes of this Agreement, “business conducted by the Company” shall be defined as an organization, entity, or individual engaged in the entertainment industry, whether related to professional wrestling, sports entertainment or otherwise;

(B)Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business or relationships, or prospective business or prospective relationships of the Company, for the purpose of competing in any business which is competitive with the business conducted by the Company as defined above. “Prospective business”

or a “prospective relationship” shall mean a person, firm or entity for which the Company has developed, or to whom/which the Company has made, any presentation or “pitch” (or similar offering of services) during the twelve (12) months prior to Employee’s effective termination date (and Employee shall be obligated to request from the Company the list of such prospective customers upon his termination for any reason); or

(C)Either individually or on behalf of or through any third party, directly or indirectly, (i) solicit, entice or persuade or attempt to solicit, entice or persuade any employees or contractors (including WWE talent) of or consultants to the Company to leave the employ or service of the Company for any reason; or (ii) employ, cause to be employed, or solicit the employment of, any employee or contractor (including WWE talent) of or consultant to the Company while any such person is employed by or providing services to the Company; and/or

(D)Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company and any vendor or supplier to the Company. Nothing set forth in this subsection (D) is intended to nor shall it prevent or prohibit Employee or his future employer from doing business with any vendor or supplier to the Company, on the condition that such activity does not violate any other term of this Agreement or the Employment Agreement.

Reasonableness of Restrictions: Employee further recognizes and acknowledges that: (a) the prohibitions of this Agreement are sufficiently narrow and reasonable in relation to the skills which represent his principal saleable asset both to the Company and to prospective employers; and; (b) the time period of the provisions of this Agreement is reasonable, legitimate and fair to Employee in light of the Company’s need to protect its business and good will, to market its services and intellectual property in the applicable markets, and in order to have a sufficient customer base to make the Company’s business profitable, and taking into account the limited restrictions herein compared to the types of employment for which Employee is qualified to earn a livelihood.

Survival of Acknowledgements and Agreements: Employee understands and agrees that the acknowledgements and agreements set forth in this Agreement will survive the termination of his employment with the Company for any reason or for no reason, whether voluntary or involuntary.

Disclosure to Future Employers: Employee agrees that he will provide, and the Company, in its discretion, may similarly provide, a copy of this Agreement to any business or enterprise which Employee may, directly or indirectly, own, manage, operate, finance, join, control or in which Employee may participate in the ownership, management, operation, financing, or control, or with which Employee may be connected as an officer, director, employee, partner, principal, agent, representative, contractor, consultant or otherwise.

Miscellaneous Representations by Employee: Employee hereby represents and warrants to the Company that he understands this Agreement, that he has entered into this Agreement voluntarily and that his employment with the Company and the terms of this Agreement will not conflict with any legal duty owed by him to any other party, or with any agreement to which he is a party or by which he is bound, including, without limitation, any non-disclosure, non-competition or non-solicitation provision contained in any such agreement. Employee hereby indemnifies and holds harmless the Company and its officers, directors, security holders, partners, members, employees, contractors, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

Assignment: The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved or to any Company affiliate, on the condition that such successor or purchaser assumes any and all of Company’s obligations hereunder. Employee may not assign any of his rights and/or obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by him without the prior written consent of the Company will be void.

Benefit: All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and Employee, except for Employee’s obligations to the Company as set forth herein and in the Employment Agreement, and no person or entity can be regarded as a third-party beneficiary of this Agreement.

Governing Law: This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of the State of Connecticut, without giving effect to the conflict of law principles thereof.

Severability: The parties intend this Agreement to be enforced as written. However: (a) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law; and (b) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, or the scope, or other aspect of such provision, the court making such determination will have the power to reduce the duration, scope, or other aspect of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

Injunctive Relief: Employee hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy or damages that may be available to the Company pursuant to applicable law and/or in the Employment Agreement, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement, as well as for reimbursement for its costs and reasonable attorney’s fees incurred. The period during which the covenants contained in this Agreement will apply will be extended by any periods during which Employee has been found by a court to have been in violation of such covenants.

Amendment: The provisions of this Agreement may be amended and waived only with the prior written consent of Employee and a duly authorized representative of the Company.

No Waiver of Rights, Powers and Remedies: No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Employment at Will: Nothing contained in this Agreement shall, or be construed to, alter Employee’s status as an employee at will with the Company as set forth in the accompanying Employment Agreement. Nothing further herein contained shall be construed as inconsistent with any other terms of such Employment Agreement; however, in the event it is determined that there is any such inconsistency with other terms of the Employment Agreement, the terms of this Agreement shall prevail with respect to that provision.

Opportunity to Review: Employee hereby acknowledges that he has had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that he has had the opportunity to consult with counsel of his own choosing regarding such terms. Employee further acknowledges that he fully understands the terms of and has voluntarily executed this Agreement.

ACCEPTED AND APPROVED:

FRANK A. RIDDICK

/s/ FRANK A. RIDDICK
Date: November 3, 2021